Exhibit 10.65

Baidu Holdings Limited

and

iQIYI, Inc.

TICKET BUSINESS COOPERATION AGREEMENT

February 12, 2018

This Ticket Business Cooperation Agreement (this “Agreement”) is entered into by the two parties on February 12, 2018 (“Execution Date”):

(1) Baidu Holdings Limited (it and its affiliates are collectively referred to as “Baidu”), a company established under the laws of British Virgin Islands;

(2) iQIYI, Inc. (it and its affiliates under its control are collectively referred to as “IQIYI”), a company incorporated under the laws of Cayman Islands.

In this Agreement, Baidu and IQIYI are collectively referred to as “both Parties”/“the two Parties”, and individually referred to as “one Party”. When “one Party” and “the other Party” are used in this Agreement, Baidu and IQIYI are respectively the corresponding one party and the other party.

Whereas:

1. Baidu Holdings Limited and iQIYI, Inc. entered into Share Purchase Agreement on February 12, 2018 (“Share Purchase Agreement”), agreeing that iQIYI, Inc. shall, at the settlement of the Share Purchase Agreement, issue to Baidu Holdings Limited 36,860,691 common shares of iQIYI, Inc.; as a consideration, Baidu Holdings Limited shall execute this Agreement with iQIYI, Inc..

2. By executing this Agreement, Baidu promises to provide its full support to the development of IQIYI’s ticket business and to make every reasonable business effort to assist IQIYI to complete its existing ticket business system (including perfecting the back-office system of IQIYI’s ticket business to make it achieve equivalent capability with Baidu’s Oscar business management system (cinema, movie, customer service, settlement, reconciliation, marketing, membership card, mall, etc.), performance ticket management system, sales management system, data BI system, etc.) (“Fundamental Cooperation Objectives”), and provide diversion support for the development of IQYI’s ticket business.

In view of this, both Parties reach the agreement as follows upon consensus:

Article 1 Definition

1.1.	Force Majeure: any event which occurs after the effective date of this Agreement, which prevents either party from performing this Agreement in whole or in part, which both Parties to this Agreement cannot control, cannot avoid, cannot overcome, cannot overcome and cannot solve, and which cannot be predicted at the time of executing this Agreement. Such events include, but are not limited to, earthquakes, typhoons, floods, wars, disruptions to international or domestic traffic, acts of government agencies, etc. For the avoidance of doubt, such events constitute force majeure only if they are beyond both Parties’ control, cannot be avoided, insurmountable or cannot be resolved by both parties to this Agreement.

1.2.	Affiliate: for any entity, “affiliate” refers to the entity under its control, or which control it, or under the same third party control as it. “Control” means that one entity holds shares/interests of more than 50% of the voting rights of another entity or has the right to designate more than half of the directors or members of other similar management organs of another entity, or have actual decision power or control power of such entity’s operation by agreements or other means. For the purpose of this Agreement, Baidu’s affiliates shall not include IQIYI or any entity it controls; IQIYI’s affiliates only include the entities under IQIYI’s control.

1.3.	Ticket Business: refers to the business of online sale of movie tickets and performance tickets, as well as the sale of ticket membership/entitlement cards, cinema goods, movie and performance derivative products, which are directly related to aforesaid business.

1.4.	License Term: see Article 3.4 hereof.

1.5.	Business Cooperation Term: see Article 2.1 hereof.

1.6.	China: refers to People’s Republic of China. For the purpose of this Agreement, it shall include Taiwan, Hong Kong SAR, Macao SAR.

1.7.	Preparation Period: see Article 2.1 hereof.

1.8.	Except for those expressly set forth in this Agreement, any Party’s products mentioned in this Agreement shall be relevant products with the corresponding business operation names and relevant products the market generally understand to be referred to by the corresponding names; Regarding relevant technology and industry terms mentioned in this Agreement shall have the meaning the internet industry, the electronic information industry and/or the telecommunication industry understand to be referred to by such names.

Article 2 Cooperation Content Introduction and Non-Competition

2.1.	The cooperation between the two Parties hereunder mainly consists of two stages:

(1)	Cooperation during Preparation Period: from the effective date hereof to 3 months from the effective data (“Preparation Period”), Baidu shall assist IQIYI to perfect the business relation and service capabilities of its ticket business in relevant aspects including technology, business and product, and shall make every reasonable effort in business to achieve Fundamental Cooperation Objectives. Specific forms of support shall be negotiated separately by the two Parties.

Business maintenance requirements: as part of the cooperation during the Preparation Period, except for those explicitly agreed otherwise upon by both Parties, Baidu shall maintain the status quo of the operation of its ticket business during the Preparation Period, including but not limited to, according to the status quo, maintaining user experience of its ticket business, maintaining diversion to its ticket business, making every reasonable business effort to maintain good business relation with agencies and cooperative partners.

(2)	Subsequent Cooperation: provided that IQIYI satisfies the following conditions, Baidu shall ensure that within four (4) years after the end of the Preparation Period (“Business Cooperation Term”), regarding the entrance of internet traffic that Baidu products (i.e. Baidu search on PCs, Baidu search on mobile phones, Baidu Nuomi and Baidu Map and other Baidu products otherwise determined by the two Parties) divert to its ticket business, under the premise of Baidu’s control, the maintaining party of the original landing pages shall be changed to IQIYI ticket business: 1) IQIYI ticket business provides its users with good user experience, not worse than the current service quality of Baidu’s ticket business; 2) IQIYI ticket business provides its users with good user experience, not worse than the third-party average standard of the industry; 3) the landing pages which serve as the entrance from Baidu products (i.e. Baidu search on PCs, Baidu search on mobile phones, Baidu Nuomi and Baidu Map) to the ticket business satisfy Baidu’s common product specifications; and 4) IQIYI provides service maintenance to those to which the traffic is transferred from Baidu products, including but not limited to the components / H5 pages.

(3)	During the Business Cooperation Term, Baidu provides support to ticket business in the aspects of Baidu feed stream and Baidu Baike, including:

a.	IQIYI shall cause the ticket business to provide content that meets the requirements of Baidu products, such content can be accessed and distributed through Baidu feed stream interface;

b.	Baidu exclusively provides the ticket business with movie entrance of wise Baike movie entries, IQIYI ticket business provides Baidu Baike with movie evaluation data on real-time basis.

(4)	Notwithstanding the foregoing provisions, both Parties agree and acknowledge that no provision hereunder shall in any manner limit the rights that Baidu adjusts, modifies and / or updates, for reasonable business needs, the websites, interfaces or relevant applications of any product developed and / or operated by Baidu (including but not limited to Baidu products, Baidu fee stream and Baidu Baike).

2.2.	Non-competition Undertaking. Baidu undertakes: from the effective date hereof to the expiration of the Preparation Period, Baidu’s ticket business shall operate to the necessary extent to the necessary maintenance of business, but after the Preparation Period ends, Baidu shall immediately terminate all of its current ticket business; Except for the preparation period, from the effective date hereof to the end of the Business Cooperation Term, Baidu shall not conduct its own ticket business, and shall not invest in new company which conducts ticket business or hold more than 10% equity interests in any such company (for avoidance of doubt, for the purpose of this Article, “conducting ticket business” means that the ticket business is the main business, which account for 50% or more of the company’s total revenue), the specific list of such companies are otherwise negotiate separately by the two Parties.

Article 3 License of Intangible Assets

3.1.	Baidu shall grant IQIYI the right to use the trademarks related to Baidu’s ticket business (the scope of the trademarks shall be separately negotiated by the two Parites, such trademarks are referred to as the “Licensed Trademarks”), the relevant terms and conditions are as follows:

(1)	Licensed area: Mainland China (excluding Hong Kong, Taiwan and Macao, the same below);

(2)	Scope of License: IQIYI may only use the Licensed Trademarks in its ticket business for the purposes of this Agreement and in accordance with this Agreement;

(3)	Manner of License: this license is an exclusive license, that is, within the License Term (defined below), except IQIYI, Baidu shall not license any third party to use the Licensed Trademarks, but Baidu may use the Licensed Trademarks by itself.

3.2.	Baidu shall grant IQIYI the right to use the domain name related to Baidu’s ticket business (the list of domain names shall be separately negotiated by the two Parites, such domain names are referred to as the “Licensed Domain Names”), the relevant terms and conditions are as follows:

(1)	Scope of License: IQIYI may only use the Licensed Domain Names in its ticket business for the purposes of this Agreement and in accordance with this Agreement;

(2)	Manner of License: this license is an exclusive license, that is, within the License Term, except IQIYI, Baidu shall not license any third party to use the Licensed Domain Names, but Baidu may use the Licensed Domain Names by itself.

3.3.	Baidu shall grant IQIYI the right to use the patents related to Baidu’s ticket business (the list of the patents shall be separately negotiated by the two Parites, such patents are referred to as the “Licensed Patents”, together with the Licensed Trademarks and License Domain Names, are collectively referred to as “Licensed Intellectual Property”), the relevant terms and conditions are as follows:

(1)	Licensed area: Mainland China;

(2)	Scope of License: IQIYI may only use the Licensed Patents in its ticket business for the purposes of this Agreement and in accordance with this Agreement;

(3)	Manner of License: this license is an exclusive license, that is, within the License Term (defined below), except IQIYI, Baidu shall not license any third party to use the Licensed Patents, but Baidu may use the Licensed Patents by itself.

3.4.	License Term: the license term under Article 3.1 to Article 3.3 shall be twenty-four (24) months since the effective date of this Agreement (“License Term”).

3.5.	Within the License Term, IQIYI has the right to authorize its affiliates to use the licensed intellectual property without the need to obtain Baidu’s consent, provided that such affiliates must obey the terms and conditions herein which apply to IQIYI when using the licensed intellectual property, and the term of sublicensing shall not be longer than the License Term. IQIYI shall be responsible for all its affiliates’ use of licensed intellectual property rights. If such affiliates of IQIYI are no longer IQIYI’s affiliates, then the sublicensing to the former affiliates shall terminate immediately and IQIYI shall notify such former affiliates to stop the use.

Article 4 Force Majeure

In the event the performance of the obligations hereunder is delayed for Force Majeure, neither Party shall therefore be deemed to breach this Agreement, and neither Party shall be liable for the damages therefore arising, provided that such Party makes efforts to eliminate the cause of delay, make its best endeavor in eliminating the damages (including but not limited to seeking for and using alternative tools or methods) and inform the other Party such Force Majeure and the damages so caused within fifteen days after the Force Majeure disappears (excluding that date). During the delay of performance, the Party encountering the Force Majeure shall implement reasonable alternative(s) to substitute or use other commercially reasonable means to facilitate the performance of its obligations hereunder, until the delay is eliminated.

Article 5 Confidentiality

The two Parties acknowledge and confirm that any oral or written information communicated with each other regarding this Agreement is confidential information. The two Parties shall keep such information confidential, and may not disclose such information to any third person without written consents of the other Party, except for (a) any information that has been known or will be known to the public (not disclosed by the receiving party to the public without consent); (b) any information disclosed as required by applicable laws, supervisory government departments, supervisory stock exchange, and relevant stock exchange rules; or (c) any information disclosed to either Party’s legal or financial advisor with respect to the transaction contemplated hereunder, who is required to perform similar obligation of confidentiality to those specified herein. Both Parties further undertake to use the aforementioned confidential information provided by the other Party only with regard to relevant matters provided by this Agreement, and shall destroy or return such confidential information upon the other party’s request after termination of this Agreement. Any breach of this Article 5 by any employee of or any intermediary engaged by either Party shall be deemed breach by such Party, and such Party shall assume the liability for breach of contract under this Agreement. No matter whether this Agreement becomes invalid, rescinded, altered, terminated, or inoperable, this provision will survive.

Article 6 Tax

Both Parties to the Agreement shall pay taxes to the relevant tax authorities in accordance with relevant laws, regulations and national policies and shall cause their Affiliates to pay taxes to the relevant tax authorities in accordance with the provisions of this Agreement in accordance with the relevant laws, regulations and national policies.

Article 7 Representations and Warranties

7.1.	Each of the two Parties represents and warranties to the other Party as follows: it is a company duly incorporated and validly existing; its execution, delivery and performance of this Agreement requires no filing with or notice to any government authority, and no license, permit, consent or any other approval from any government authority or other person; and it is capable to perform its obligations under this Agreement and such performance will not violate its article of associations or any other organizational documents.

7.2.	If there is any conflict between this Agreement and any other legal document signed by it prior to the date hereof, it shall notify the other Party promptly in writing in good faith and the two Parties shall resolve such conflict through negotiations. Either Party shall be held liable for any loss incurred by the other Party due to any conflict between this Agreement and any other legal document signed by it prior to the date hereof.

7.3.	If either Party becomes aware that its performance of its obligations under this Agreement require any permit, consent or approval from any third party during such performance, it shall make its best efforts to obtain such permit, consent or approval; if it is impossible to obtain such permit, consent or approval within a reasonable period of time, it shall provide an alternative solution acceptable to the other Party for the applicable matter.

Article 8 Notice and Delivery

8.1.	All notices and other communications required or made under this Agreement shall be delivered to the applicable following address by hand, registered mail, mail with pre-paid postage or commercial courier services, or facsimile or electronic mail, and shall be deemed duly delivered:

(1)	If delivered by hand, registered mail, mail with pre-paid postage or commercial courier services, on the day when such notice is received or rejected at the applicable following address; or

(2)	If delivered by facsimile or electronic mail, on the day when the transmission is successful (as confirmed by automatically generated transmission report).

8.2.	For purpose of notice under this Agreement, the address of each of the two Parties is as follows:

To Baidu:
Address:	***
Attention:	***
Telephone:	***
E-mail:	***

To iQIYI:
Address:	***
Attention:	***
Telephone:	***
E-mail:	***

Either Party may change its address of notice under this Agreement at any time with a notice to the other Party under this Article 8.

Article 9 Breach Liabilities

9.1.	Each of the two Parties shall be held liable for any loss actually incurred by the other Party due to its breach of this Agreement.

9.2.	Each of the two Parties understands and agrees that its execution of this Agreement is made on behalf of itself and any of its affiliates and it is obligated to cause its affiliates to comply and perform this Agreement.

9.3.	If either Party (the “Non-breaching Party”) is subject to any direct or indirect loss, claim, litigation or investigation or liability (including without limitation any civil liability asserted by any third party or any administrative or criminal liability asserted by any competent government or judicial authority) due to breach of this Agreement or any legal requirements of the other Party (the “Breaching Party”) after this Agreement becomes effective, the Breaching Party shall be liable for any and all of the direct or indirect loss, costs and expenses incurred by the Non-breaching Party arising therefrom.

Article 10 Governing Law and Dispute Resolution

10.1.	The formation, validity, interpretation, performance, amendment of this Agreement, and resolution of any dispute arising from or in connection with this Agreement, shall be governed by the laws of New York State.

10.2.	Any dispute arising from interpretation or performance of this Agreement shall be resolved by the two Parties through negotiations and, if such negotiations fail, submitted by either Party to China International Economic and Trade Arbitration Commission for resolution in accordance with its arbitration rules then in effect. The arbitration shall be conducted in Beijing and its language shall be in Chinese. The arbitrary award shall be conclusive and binding upon each of the two Parties.

10.3.	As long as any dispute arising from interpretation or performance of this Agreement exists or is under arbitration, each of the two Parties shall continue to perform its rights and obligations under this Agreement other than those under dispute.

Article 11 Miscellaneous

11.1.	This Agreement shall be effective as of the date on which it is duly signed by the two Parties (the “Effective Date”). Termination of this Agreement shall not release any liability for breach of this Agreement occurred prior to such termination. Articles 5, 8, 9, 10 and 11.1 of this Agreement shall survive termination of this Agreement.

11.2.	Any amendment and supplement to this Agreement shall be made in writing. Any amendment and supplement hereto duly signed by the two Parties shall be an integral part of and have the same effect with this Agreement.

11.3.	Unless with prior written consent of the other Party, neither Party may transfer any of its rights or obligations under this Agreement to any third Party; provided, however, that it may designate its appropriate affiliate to perform any cooperation matter when it is necessary to do so.

11.4.	This Agreement, once effective, shall constitute all agreements and understanding between the two Parties regarding the subject matter of this Agreement, and supersede all prior agreements and understanding, written or oral, between the two Parties regarding the subject matter hereof.

11.5.	If any term of this Agreement is held invalid, illegal or unenforceable, it will not affect validity, legality or enforceability of the remaining terms of this Agreement. The two Parties shall deal with such invalid, illegal or unenforceable term in good faith to achieve its intended business purpose as much as possible.

11.6.	The Chinese version of this Agreement shall prevail. This Agreement is made in two originals with each Party holding one original. Each of the originals has the same effect.

(No text below)

IN WITNESS WHEREOF, the two Parties have caused their respective duly authorized representative to execute this Agreement as of the date first written above.

Baidu Holdings Limited

By:	/s/ Robin Yanhong Li
Name:	Robin Yanhong Li
Title:

IN WITNESS WHEREOF, the two Parties have caused their respective duly authorized representative to execute this Agreement as of the date first written above.

iQIYI, Inc.
[Company seal is affixed]

By:	/s/ Yu Gong
Name:	Yu Gong
Title: